EXHIBIT 99.1

POPE & TALBOT, INC.
NEWS RELEASE

Contact: Maria Pope
RELEASE NO. 02-06                                                                                                                                                                                                     503-228-9161

For Release: July 14, 2002

POPE & TALBOT ANNOUNCES $50 MILLION OFFERING OF SENIOR NOTES

PORTLAND, OR — Pope & Talbot announced today that it plans to offer up to $50 million of senior notes due 2013 on terms substantially identical to its existing 8 3/8% Debentures due 2013, to be sold through a Rule 144A offering to qualified institutional buyers in the United States and to non-U.S. persons outside the United States. The offering is expected to close in late July. If the offering is completed, all of the proceeds will be used to repay a portion of the outstanding indebtedness under the Company’s bank credit facilities.

The notes will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction. The notes may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act of 1933 and the securities laws of any other applicable jurisdiction. The transaction is structured to qualify for the resale exemption provided by Rule 144A under the Securities Act of 1933. If the offering is completed, the Company will agree to make an offer to exchange the notes as well as its existing 8 3/8% Debentures for registered, publicly tradable notes on substantially identical terms.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the proposed notes.